BURLINGTON INDUSTRIES, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


         1. Purpose. The Burlington Industries, Inc. Supplemental Executive Retirement Plan (the "Plan"), effective as of December 1, 1999, is intended to enhance the ability of Burlington Industries, Inc., a Delaware corporation ("Burlington"), and its affiliates, joint ventures and subsidiaries (collectively, the "Company"), to compensate certain key senior executives of the Company for valuable services rendered to the Company; to attract, retain and motivate such persons by providing them with supplemental retirement benefits; and to facilitate management succession for the Company.


         2. Certain Definitions. When used herein, the words and phrases below shall have the meanings set forth, unless a different meaning is clearly required by the context. Masculine pronouns include feminine pronouns wherever used and vice versa.

         2.1 "Agreement" means the Supplemental Executive Retirement Plan Agreement between Burlington and each Participant, substantially similar to the form attached hereto as Exhibit A, which sets forth the terms of the Participant's benefits under the Plan.

         2.2      "Board  of   Directors"   means  the  Board  of  Directors  of
                  Burlington.

         2.3 "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

         2.4 "Committee" means the Executive Benefits Administration Committee, consisting of at least three senior executive officers selected by the Chief Executive Officer of Burlington, which is responsible for the administration and interpretation of the Plan and the Agreements.

         2.5 "Designated Beneficiary" means the person or persons designated by a Participant to receive any benefits payable with respect to the Participant under the Plan following the Participant's death. To name a Designated Beneficiary, a Participant must complete a beneficiary designation form substantially similar to the form attached hereto as Exhibit B, and such form must be filed with the Committee prior to the Participant's death.

         2.6 "Disability" occurs, and a Participant becomes "Disabled", when the Participant has become physically or mentally incapable of fully performing services to and as required by the Company, and such incapacity continues, or reasonably may be expected to continue, for more than two months as determined by a physician mutually agreed upon by the Company and the Participant or, in the absence of mutual agreement, a physician selected by the Company, which determination shall be final and conclusive.

         2.7 "Measurement Date" is the first to occur of the Participant's Retirement Date or the date of the Participant's death.

         2.8 "Monthly Benefit Base" means the greater of the monthly base salary of a Participant as of the January 1 occurring with or immediately preceding the Measurement Date or the average monthly base salary as of January 1 for the previous five years (including the Measurement Date should it occur on January 1). Monthly base salary is the total of all remuneration for services which is payable by the Company to a Participant as salary in a fixed amount on a monthly basis. Such remuneration includes salary deferred pursuant to an election permitted under Section 401(k) of the Code, any amount which represents a Participant's contribution to a plan described in Section 125 of the Code, and commissions to the extent such commissions are included in the employee benefit participation base as established for similarly compensated employees within the division, affiliate, subsidiary or joint venture of the Company by which the Participant is employed. Such remuneration does not include overtime pay, bonuses, group long-term disability benefits or other special payments to salaried employees.

         2.9 A "Participant" is an employee of the Company who is a member of Burlington's management committee, a division president or a key senior executive of the Company, is recommended for participation in the Plan by the Committee and is approved by the Chief Executive Officer of Burlington, and who enters into an Agreement.

         2.10     "Retirement  Date" means the first to occur of the  following:
                  (i) the first day of the month following the month in which a Participant's 65th birthday occurs, (ii) if a Participant becomes Disabled, such early retirement date as may be selected by the Participant, (iii) if a Participant is age 50 or more and has completed fewer than 10 years of continuous service, such early retirement date as may be approved in writing by the Committee or (iv) if a Participant is age 50 or more and has completed at least 10 years of continuous service with the Company, such early retirement date as may be selected by the Participant.

         2.11 "Survivor" means the Designated Beneficiary or, if none, the estate of a Participant.

         3. Supplemental Executive Retirement Benefits. The Plan provides for the following benefits:

         3.1 The "Pre-Retirement Survivor Benefit" is payable to the Survivor of a Participant who:

                  (a) dies prior to his Retirement Date,

                  (b) has at least three continuous years of service with the Company prior to death or, if he has not elected to retire as a result of Disability, has such service prior to becoming Disabled, and

                  (c) has not terminated employment with the Company for any reason other than death or Disability.

                  Such benefit will be paid in 120 equal monthly installments commencing the month immediately following the Participant's death. For those Participants whose participation in the predecessor Supplemental Executive Benefit Plan commenced on or before January 1, 1984, the amount of each monthly payment will be 50% of the Participant's Monthly Benefit Base. For all other Participants, the amount of each monthly payment will be a percentage, determined by the Participant's age at death, of the Participant's Monthly Benefit Base, as follows:

                                    Prior to age 60 - 50%     Age 62 - 35%
                                    Age 60     - 45%          Age 63 - 30%
                                    Age 61     - 40%          Age 64 - 25%

         3.2 The "Supplemental Retirement Benefit" is payable to the Participant following the Participant's Retirement Date. Such benefit will be paid in 120 equal monthly installments commencing the month immediately following the Participant's Retirement Date, and the amount of each monthly payment will be a percentage (20%, 22.5% or 25%) of the Participant's Monthly Benefit Base as determined by the Committee and specified in the Participant's Agreement.

                  A Participant who becomes Disabled or a Participant who has reached age 50 or more and has at least 10 years of continuous service with the Company shall have the irrevocable right to elect early retirement. In addition, the Committee, in its sole discretion, may give written approval of a Participant's request to elect early retirement at age 50 or thereafter. Upon any such election, the Supplemental Retirement Benefit payable to the Participant will be reduced and will be a percentage of the amount that would have been payable at age 65, based on his age at retirement (the benefit payable to a Disabled Participant who elects early retirement prior to age 50 will be paid at the age 50 percentage), as follows:

                           Age 50 - 35%     Age 55 - 60%      Age 60 - 85%
                           Age 51 - 40%     Age 56 - 65%      Age 61 - 88%
                           Age 52 - 45%     Age 57 - 70%      Age 62 - 91%
                           Age 53 - 50%     Age 58 - 75%      Age 63 - 94%
                           Age 54 - 55%     Age 59 - 80%      Age 64 - 97%

                  If a Participant dies prior to the end of the 120-month period, any remaining Supplemental Retirement Benefit payments shall be paid to such Participant's Survivor. If any Supplemental Retirement Benefit payments have been made to or on behalf of a Participant, the Survivor will not be entitled to any Pre-Retirement Survivor Benefit payments.

                  Should a Disabled Participant who is receiving Supplemental Retirement Benefit payments cease to be Disabled and return to work with the Company, such payments shall cease and the total amount paid to such Participant shall be deducted from any future benefits payable pursuant to the Plan.

         3.3 Upon the request of a Participant or Survivor, the Committee, in its sole discretion, may elect to pay any of the benefits described herein in an actuarially equivalent, present value, cash lump sum, such present value to be determined using the applicable federal long-term interest rate.

         4. Change of Control. Notwithstanding any other provisions of the Plan, if a Change of Control (as defined below) occurs, a Participant's rights to receive any benefits under the Plan shall become fully vested and non-forfeitable and shall be payable at the Participant's Retirement Date or death at 100% of the benefit level regardless of age and service requirements and percentage limitations otherwise set forth herein. Further, a Participant whose employment with the Company is terminated for Good Reason by the Participant or is terminated not for Cause by the Company (both as defined below) within two years following a Change of Control shall be entitled to receive the Post-Retirement Supplemental Benefit immediately following such termination.

         4.1 "Change of Control" means that any of the following events shall have occurred:

         (a) Burlington is merged or consolidated or reorganized into or with another corporation, person or entity, and as a result of such transaction less than a majority of the combined voting power of the then outstanding securities of such corporation, person or entity immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereinafter defined) of Burlington immediately prior to such transaction;

         (b) Burlington sells or otherwise transfers all or substantially all its assets to any other corporation, person or entity, and less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

         (c) There is a report filed on Schedule 13D or Schedule 14D-1 of the Securities Exchange Act of 1934 (the "Exchange Act") by a person other than a person that satisfies the requirements of Rule 13d-1(b)(1) under the Exchange Act for filing such report on Schedule 13G, which report as filed discloses that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 under the Exchange Act) of securities representing 12.5% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors of Burlington ("Voting Stock");

         (d) Burlington files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A that a change in control of Burlington has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

         (e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the members of the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Burlington's stockholders, of each Director of Burlington first elected during such period was approved by a vote of at least two-thirds of the Board of Directors then still in office who were Directors of Burlington at the beginning of any such period.

         Notwithstanding the foregoing provisions of Clause (c) or (d) hereof, a Change of Control shall not be deemed to have occurred for purposes of the Plan solely because (i) Burlington, (ii) an entity in which Burlington directly or indirectly beneficially owns 50% or more of the voting securities, or (iii) any Burlington-sponsored employee stock ownership plan or any other employee benefit plan of Burlington (or any trustee of any such plan on its behalf), either files or becomes obligated to file a report or a proxy statement under or in response to
         Schedule 13D, Schedule 14D-1, or Form 8-K or Schedule 14A under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 12.5% or otherwise, or because Burlington reports that a Change of Control of Burlington has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

         4.2 Upon a Change of Control, a Participant or Survivor who is receiving benefit payments under the Plan or who becomes eligible to receive benefit payments within two years thereafter may demand that all payments to be made, or remaining to be made, be accelerated and paid to the Participant or Survivor in an actuarially equivalent, present value, cash lump sum, such present value to be determined using the applicable federal long-term interest rate.


         5. Effect of Certain Events upon Payment Rights. The payment of or continuation of the payment of any of the benefits provided for herein is upon the express condition that (i) without prior, written consent of the Compensation and Benefits Committee of the Board of Directors, the Participant will not directly or indirectly render any advisory services to or become employed by or participate or engage in any business materially competitive with any of the businesses of the Company, either during or after his or her employment with the Company,
         (ii) the Participant will not have willfully engaged in any conduct constituting fraud against the Company nor materially damaging to the Company's interests, and (iii) the Participant is not terminated for Cause. The provisions of this paragraph do not apply to any Participant whose termination of employment occurs within two years following a Change of Control and is a termination without Cause or is a voluntary termination by the Participant with Good Reason.

         A termination for "Cause" means a termination of employment with the Company which, as determined by the Committee, is by reason of (x) the commission by the Participant of a felony or a perpetration by the Participant of a dishonest act, material misrepresentation or common law fraud against the Company, (y) any other act or omission which is injurious to the financial condition or business reputation of the Company, or (z) the willful failure or refusal of the Participant to substantially perform the material duties of the Participant's position with the Company.

         "Good Reason" means, with respect to the Participant, (y) "good reason" as defined in an employment agreement applicable to the Participant, or (z) if the Participant does not have an employment agreement that defines "good reason", (A) a failure to promptly pay compensation due and payable to the Participant in connection with his or her employment, (B) a material adverse change in the Participant's position with the Company, or (C) the assignment to the Participant of duties materially and adversely inconsistent with the Participant's position at the time of such assignment with the Company.


6.       Miscellaneous.

         6.1      Nothing  in  the  Plan  shall  be   construed  as  giving  the
                  Participant the right to be retained in the employ of the Company at all or for any specified period in any particular position, or any right to any payment whatsoever except to the extent provided for by the Plan.

         6.2 Notwithstanding any other provisions hereof, if any person entitled to receive payments hereunder (the "recipient") shall be physically or mentally or legally incapable of receiving or acknowledging receipt of such payment, the Company, upon the receipt of satisfactory evidence that another person or institution is maintaining the recipient and that no guardian or committee has been appointed for the recipient, may cause such payment to be made to such person or institution so maintaining the recipient.

         6.3 Nothing in the Plan and no action taken pursuant to the provisions of the Plan shall create or shall be construed as creating a trust of any kind, or a fiduciary relationship between the Company and the Participant or any other person. Any amounts which are or may be set aside hereunder shall continue for all purposes to be a part of the general funds of the Company, and no person other than the Company shall, by virtue of the provisions of the Plan, have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

         6.4 The benefits payable under the Plan may not be assigned by the Participant or any other person nor anticipated in any way.

         6.5 The Compensation and Benefits Committee of the Board of Directors, in its sole discretion, may terminate, suspend or amend the Plan at any time or from time to time, in whole or in part and the Chief Executive Officer of Burlington and the Committee may, in their sole discretion, revoke a Participant's participation in the Plan; provided, that no such termination, suspension, amendment or revocation made following vesting of the right to receive any benefit or the date payments commence hereunder will affect the right of any person to receive benefits described hereunder at the time of such termination, suspension, amendment or revocation. Following a Change of Control, the Plan may not be amended, revoked or terminated to the detriment of any Participant without the express written consent of such Participant.

         6.6 The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

         IN ACCORDANCE WITH the authority granted by the Compensation and Benefits Committee of the Board of Directors of Burlington Industries, Inc. at its meeting on July 20, 1999, the Plan has been approved by its Chief Executive Officer as of the day and year first above stated.

                                        BURLINGTON INDUSTRIES, INC.



                                        By:      /s/ George W. Henderson, III
                                                     Chief Executive Officer



Attest:  /s/Alice Washington Grogan
            Secretary

[Corporate Seal]



                                                                       EXHIBIT A

                           BURLINGTON INDUSTRIES, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                                    AGREEMENT


         THIS EXECUTIVE RETIREMENT AGREEMENT, made and entered into as of the ____ day of December, 1999, by and between BURLINGTON INDUSTRIES, INC., a Delaware corporation ("Burlington"), its affiliates, joint ventures and subsidiaries (collectively, the "Company"), and ______________________________ (the "Executive"), a key senior executive of the Company;

                                    RECITALS

         The Executive is an employee of the Company who is a member of Burlington's management committee, a division president or a key senior executive of the Company, has been recommended for participation in the Burlington Industries, Inc. Supplemental Executive Retirement Plan (the "Plan") by the Executive Benefits Administration Committee (the "Committee") and approved by the Chief Executive Officer of Burlington and as such has rendered and is expected to continue to render valuable services on behalf of the Company, and has entered into this Agreement. The Company desires to provide the Executive with supplemental retirement benefits partially in recognition of such services. In addition, the Company has determined that providing such benefits will make its benefits package more competitive with packages offered by many other employers and will facilitate its management succession planning.

         NOW, THEREFORE, the Company and the Executive hereby mutually agree as follows:

1. The terms, including capitalized terms used herein, and provisions of the Plan, a copy of which has been provided to the Executive, are hereby made a part of this Agreement as if recited herein and the parties hereto agree to be bound by such terms and provisions. Any discrepancies between this Agreement and the Plan shall be resolved by the Committee by reference to the terms of the Plan.

2. The Compensation and Benefits Committee of the Board of Directors, in its sole discretion, may terminate, suspend or amend the Plan and this Agreement at any time or from time to time, in whole or in part, and the Chief Executive Officer and the Committee may, in their sole discretion, revoke the Executive's participation in the Plan; provided, that no such termination, suspension, amendment or revocation made following vesting of the right to receive any benefit or the date payments commence hereunder will affect the right of any person to receive benefits described hereunder at the time of such termination, suspension, amendment or revocation. Following a Change of Control, neither the Plan nor this Agreement may be amended, revoked or terminated to the detriment of any Participant without the express written consent of such Participant.

3. The amount of each monthly installment of any Supplemental Retirement Benefit payable to the Executive shall be _______% of his Monthly Benefit Base. Such amount may be reduced in certain circumstances as provided in Section 3.2 of the Plan.

4. This Agreement shall be administered and interpreted by the Committee or its duly authorized designee, under such rules and regulations as it may adopt from time to time, and all determinations of the Committee shall be conclusive and binding upon the Executive and any other parties interested in the benefits provided hereunder.

5. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

6. This Agreement and the Plan amend, replace and supersede all prior Supplemental Executive Benefit Plans, and agreements and understandings, written or oral, relating thereto, between the Executive and the Company.


         IN WITNESS WHEREOF, the Plan has been executed on behalf of the Company by its duly authorized officers and the Executive has executed this Agreement as of the day and year first above stated.

                                            AGREED TO AND ACCEPTED:



                                            ______________________________(Seal)
                                            Executive